EXHIBIT 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
August 31, 2012	For more information contact:
First South Bancorp, Inc.	Bill Wall (Secretary) (252-940-5017)
Website: www.firstsouthnc.com

First South Bancorp, Inc. Appoints New Chief Executive Officer and President

Washington, North Carolina – First South Bancorp, Inc. (NASDAQ: FSBK) (the “Company”), the parent holding company of First South Bank (the “Bank”), announced today they have appointed Bruce W. Elder as President and Chief Executive Officer and as a Director.

Mr. Elder succeeds Thomas A. Vann who is retiring after having served as the Bank’s managing officer since 1975 and as President and Chief Executive Officer and a Director of the Company since it was formed in 1997.

Fred Holscher, Chairman of the Board, commented on Mr. Vann’s accomplishments saying, “The Board of Directors has tremendous respect for Tom Vann and is grateful for his many years of service to the Company and the Bank. He has been instrumental in the growth and success both the Company and the Bank have achieved. Under his leadership, the Bank successfully converted from a mutual savings bank to a state chartered commercial bank and concurrently formed the Company. The Bank has become a well-capitalized independent community oriented financial institution dedicated to providing quality customer service and meeting the financial needs of the communities it serves. We have expanded our market area and now offer products and services to individual, retail and commercial customers in eastern and central North Carolina. Tom has been a very effective and dedicated leader and we wish the very best for him and his family in retirement.”

Mr. Holscher continued by saying, “The Board of Directors is extremely pleased to have Bruce Elder join the Company and the Bank as our new President and Chief Executive Officer and as a Director. Bruce is a very talented professional and we are fortunate to have found a leader with his qualities and abilities to serve as our new chief executive. The Bank has over 110 years of commitment and service to North Carolina, and going forward under Bruce Elder’s leadership we will continue to participate in the economic development in the communities we serve. We believe by working together, both the Bank and our market area will grow and prosper.”

Prior to joining the Bank, Mr. Elder was employed with Crescent Financial Corporation and Crescent State Bank of Cary, North Carolina from 1998 to 2012. Mr. Elder served as Vice President and Secretary of Crescent Financial Corporation and as Senior Vice President and Chief Financial Officer of Crescent State Bank.

Mr. Elder is a graduate of North Carolina State University with a degree in Accounting and he is a Certified Public Accountant.

First South Bank has been serving the citizens of eastern North Carolina since 1902 and offers a variety of financial products and services, including a leasing company. Securities brokerage services are made available through an affiliation with an independent broker/dealer. The Bank operates through its main office headquartered in Washington, North Carolina, and has 26 full service branch offices located throughout eastern and central North Carolina. At June 30, 2012, the Company’s total assets were $742.0 million; loans and leases receivable $506.5 million; cash and investments $199.7 million; deposits $634.6 million; and stockholders’ equity $86.2 million.

First South Bancorp, Inc. may be accessed on its website at www.firstsouthnc.com. The Company’s common stock symbol as traded on the NASDAQ Global Select Market is “FSBK”.

Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, and including without limitation to other factors that could cause actual results to differ materially as discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

(NASDAQ: FSBK)